SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Goodrich Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of

2003
Annual Meeting
of Shareholders
and
Proxy Statement

Four Coliseum Centre

2730 West Tyvola Road
Charlotte, North Carolina 28217

NOTICE TO SHAREHOLDERS

      THE ANNUAL MEETING OF SHAREHOLDERS of Goodrich Corporation, a New York corporation, will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on April 15, 2003, at 10:00 A.M. to:

1. Elect thirteen Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors for the Company for the year 2003.

3. Transact such other business as may properly come before the meeting.

      Information with respect to the above matters is contained in the Proxy Statement attached to this Notice.

      The Board of Directors has fixed February 24, 2003 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

      A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors of the Company from holders of Common Stock. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

      It is important that every shareholder be represented at the meeting regardless of the number of shares owned. To minimize expense associated with collecting proxies, please execute and return your proxy promptly.

By Order of the Board of Directors

Alexander C. Schoch
Secretary

Dated March 6, 2003

GENERAL INFORMATION
VOTE REQUIRED FOR APPROVAL
1. ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
OTHER NOMINEES
HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF SECURITIES
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
CUMULATIVE TOTAL SHAREHOLDER PERFORMANCE GRAPH
GOVERNANCE OF THE COMPANY
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT REVIEW COMMITTEE REPORT
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
SHAREHOLDER PROPOSALS

Notice to Shareholders
General Information	1
Vote Required for Approval	2
Election of Directors	2
Nominees for Election	3
Other Nominees	7
Holdings of Company Equity Securities By Directors and Executive Officers	8
Beneficial Ownership of Securities	9
Compensation Committee Report	10
Executive Compensation	15
Cumulative Total Shareholder Performance Graph	22
Governance of the Company	23
Section 16(a) Beneficial Ownership Reporting Compliance	27
Audit Review Committee Report	27
Ratification of Appointment of Independent Auditors	28
Other Matters	28
Shareholder Proposals	29
Appendix A	A-1

i

GENERAL INFORMATION

      The accompanying proxy is solicited on behalf of the Board of Directors of Goodrich Corporation. Our Annual Meeting of Shareholders will be held at our corporate headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina at 10:00 A.M. on April 15, 2003.

      All shareholders of record of Common Stock at the close of business on February 24, 2003 are entitled to notice of and to vote at the meeting. There were 117,491,683 shares outstanding and entitled to vote on such date, and each share is entitled to one vote. There are no cumulative voting rights.

      Most shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. E.S.T. on April 14, 2003.

      When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends. You can revoke your proxy at any time before it is exercised by written notice to the Company’s Secretary, timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or voting by ballot at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

      Proxies for shares of Common Stock will also represent shares held under our Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the following plans: Goodrich Corporation Employees’ Savings Plan; Goodrich Corporation Employees’ Savings Plan for Wage Employees; Goodrich Corporation Savings Plan for Rohr Employees; Noveon, Inc. Retirement Savings Plan; Noveon, Inc. Retirement Savings Plan for Wage Employees; Michelin 401(k) Savings Plan; and UGTM Wage 401(k) Savings Plan. If participants in any such plan also are shareholders of record with the same account information, they will receive a single proxy which will represent all shares. If the account information is different, then the participants will receive separate proxies.

      We will pay the expense of soliciting these proxies. In addition to using the mails and the Internet, our Officers, Directors and employees may solicit proxies personally, or by telephone or by facsimile. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist us in soliciting proxies from shareholders, including brokers, custodians, nominees and fiduciaries, and will pay that firm fees estimated at $9,500 for its services, plus the firm’s expenses and disbursements.

      The approximate date on which we will begin mailing this proxy statement and the accompanying proxy to shareholders is March 6, 2003. Our 2002 Annual Report, including financial statements, is being mailed with this proxy statement to each shareholder of record. An additional copy will be furnished to any shareholder upon request.

      This proxy statement and our 2002 Annual Report are available on our Internet site at www.goodrich.com. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by checking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you are a shareholder of record and choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address to access those documents. If your shares are held through a bank, broker or other holder of record, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

      Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217.

VOTE REQUIRED FOR APPROVAL

      The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

      The thirteen nominees for Director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

      Ratification of the appointment of independent auditors will be decided by a majority of the votes cast “for” or “against” the proposal at this meeting. Abstentions and broker “non-votes” are not counted for these purposes.

PROPOSALS TO SHAREHOLDERS

1. ELECTION OF DIRECTORS

      In accordance with our By-Laws, our Board of Directors has set the number of Directors at thirteen.

      One of the purposes of the meeting is the election of thirteen Directors to hold office until the next Annual Meeting of Shareholders in 2004 and until their respective successors are elected and qualified. The thirteen nominees for election as a Director are named on the following pages. All of them are now Directors whose terms expire in April 2003.

      All nominees have indicated that they are willing to serve as Directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by the Board of Directors to replace such nominee.

      In accordance with its management succession plan, the Board of Directors intends to elect Marshall O. Larsen as Chief Executive Officer at its April 15, 2003 meeting. The Board of Directors intends to elect Mr. Larsen to the position of Chairman of the Board at its October 2003 meeting, at which time David L. Burner will resign his position as a member of the Board of Directors.

The Board recommends that you vote FOR the election of these nominees for Director.

NOMINEES FOR ELECTION

DAVID L. BURNER, age 63 — Director since December 4, 1995.
Chairman and Chief Executive Officer, Goodrich Corporation. Mr. Burner received his B.S.C. degree from Ohio University. He joined Goodrich in 1983 as the Financial Vice President of the Engineered Products Group. Later that year he became Vice President and General Manager of the Off-Highway Braking Systems Division and in 1985 became an Executive Vice President of the Aerospace and Defense Division. In February 1987 Mr. Burner became President of that Division. He was elected a Senior Vice President of the Company in April 1990 and Executive Vice President in October 1993. He joined the Office of the Chairman in July 1994, and was elected President of the Company in December 1995, Chief Executive Officer in December 1996 and Chairman in July 1997. Mr. Burner began his career with Arthur Andersen & Co. Mr. Burner is a member of the boards of directors of Briggs & Stratton Corporation, Lance, Inc., Milacron Inc. and Progress Energy, Inc. He is active in numerous community activities.

DIANE C. CREEL, age 54 — Director since December 22, 1997.
Chief Executive Officer and President, Earth Tech, an international consulting engineering firm headquartered in Long Beach, California. Ms. Creel has a B.A. and M.A. from the University of South Carolina. Ms. Creel has served as Chief Executive Officer and President of Earth Tech since January 1993. Prior thereto, she served as Chief Operating Officer of Earth Tech from 1987 to 1993 and Vice President from 1984 to 1987. Before joining Earth Tech, Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984. Prior to that, Ms. Creel was manager of communications for Caudill Rowlett Scot, Houston, Texas from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners, Columbia, South Carolina from 1971 to 1976. Ms. Creel currently serves on the boards of directors of Allegheny Technologies, Teledyne Technologies and the corporations and trusts which comprise the Fixed Income Fund of the American Funds Group of Capitol Management Corporation.

GEORGE A. DAVIDSON, JR., age 64 — Director since April 15, 1991.
Retired Chairman, Dominion Resources, Inc., a natural gas and electric power holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. Effective January 2000, Dominion Resources and Consolidated Natural Gas Company merged. He has been associated with Consolidated Natural Gas since 1966. He became Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson became Chairman and Chief Executive Officer and served in that capacity until becoming Chairman of Dominion Resources, Inc. in January 2000. He retired from that position in August 2000. Mr. Davidson is a director of Dominion Resources, Inc. and PNC Bank Corp. Mr. Davidson is a director of the Pittsburgh Foundation, Past Chairman of the Board of The Pittsburgh Cultural Trust, Chairman Emeritus of the Pittsburgh Civic Light Opera Board and Past Chairman of the American Gas Association. Mr. Davidson is a trustee of the University of Pittsburgh, chairs the Board of Visitors of the Katz Graduate School of Business and is Vice Chair of the Board of Visitors of the School of Engineering.

HARRIS E. DELOACH, JR., age 58 — Director since April 17, 2001.
President and Chief Executive Officer, Sonoco Products Company, a worldwide, vertically integrated packaging company. Mr. DeLoach holds a bachelor of arts degree in business administration and a juris doctor degree from the University of South Carolina. Mr. DeLoach was named President and Chief Executive Officer of Sonoco Products Company in July 2000. Previously, he was Senior Executive Vice President and Chief Operating Officer from 1999 to 2000, Executive Vice President from 1996 to 1999 and Group Vice President from 1993 to 1996. He joined Sonoco in 1985. Mr. DeLoach is a director of Sonoco Products Company. He also serves as Chairman of the Byerly Foundation, as Vice Chairman of the University of South Carolina Business Partnership Foundation, as a member of the University of South Carolina Law School Partnership Board, as President of the Board of Directors of the South Carolina Governor’s School for Science and Mathematics Foundation and the Presbyterian College Board of Trustees.

JAMES J. GLASSER, age 68 — Director since April 15, 1985.
Chairman Emeritus, GATX Corporation, a transportation, storage, leasing and financial services company. Mr. Glasser holds a bachelor of arts degree from Yale University and a doctor of jurisprudence degree from Harvard Law School. He joined GATX Corporation in 1961 and served in various executive capacities becoming President in 1974, Chairman of the Board and Chief Executive Officer in 1978, and Chairman Emeritus in April 1996. He is a director of Harris Bankcorp, Inc., Harris Trust and Savings Bank and Mutual Trust Life Insurance Co. Mr. Glasser is also Chairman of the Board of Lake Forest Hospital, a director of The Chicago Music and Dance Theatre, Chicago Horticultural Society, Northwestern Memorial Corporation and Voices for Illinois Children, a trustee of the Chicago Zoological Society and the University of Chicago and Chairman of the Executive Committee of the Chicago Community Trust.

JAMES W. GRIFFITH, age 48 — Director since July 15, 2002.
President and Chief Executive Officer, The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components. Mr. Griffith earned his B.S. in industrial engineering and his M.B.A. from Stanford University. He joined The Timken Company in 1984. From 1984 to 1999 he held a wide range of positions in several areas of the company, including international operations and strategic management. He was elected President and Chief Operating Officer in 1999 and President and Chief Executive Officer in July 2002. Mr. Griffith is a director of The Timken Company and is on the Executive Committee and Board of Trustees of Manufacturers Alliance/MAPI and United Way of Central Stark County.

WILLIAM R. HOLLAND, age 64 — Director since July 12, 1999.
Retired Chairman, United Dominion Industries, a diversified manufacturing company that was acquired by SPX Corporation in May 2001. Mr. Holland has bachelor of art and juris doctor degrees from the University of Denver. He joined United Dominion in 1973 as Vice President and General Counsel. He held various executive positions, including Chief Executive Officer from 1986 to 2000 and Chairman from 1987 to 2001. Mr. Holland is Chairman and a director of EnPro Industries, Inc., Chairman and a director of J. A. Jones, Inc. and a director of Lance Inc. He is a member of the Board of Commissioners of Carolinas HealthCare System.

MARSHALL O. LARSEN, age 54 — Director since April 16, 2002.
President and Chief Operating Officer, Goodrich Corporation. Mr. Larsen received a B.S. in engineering from the U.S. Military Academy and an M.S. in industrial administration from the Krannert Graduate School of Management at Purdue University. He joined Goodrich in 1977 as an Operations Analyst. In 1981, he became Director of Planning and Analysis and subsequently Director of Product Marketing. In 1986, he became Assistant to the President and later served as General Manager of several divisions of Goodrich’s aerospace business. He was elected a Vice President of Goodrich and named a Group Vice President of Goodrich Aerospace in 1994 and was elected an Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace in 1995. He was elected President and Chief Operating Officer of Goodrich in February 2002. Mr. Larsen is a member of the Board of Governors of the Aerospace Industries Association and the General Aviation Manufacturers Association. He is active in numerous community activities.

DOUGLAS E. OLESEN, age 64 — Director since October 1, 1996.
Retired President and Chief Executive Officer, Battelle Memorial Institute, a worldwide technology organization, working for government and industry. Dr. Olesen earned his B.S., M.S. and Ph.D. degrees in civil engineering at the University of Washington. In 1963 Dr. Olesen joined Boeing Aircraft Company as a Research Engineer and assisted in developing and testing closed life-support systems for long-term space missions. He joined Battelle Memorial Institute, Northwest Labs, in Richland, Washington in 1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In 1984 he became Executive Vice President and Chief Operating Officer of the Battelle Memorial Institute in Columbus, Ohio. In 1987 he was elected President and Chief Executive Officer and in October 2001 he retired. He is a member of the Ohio Governor’s Commission on Teaching Success.

RICHARD DE J. OSBORNE, age 68 — Director since April 15, 1996.
Chairman of the Board (retired), ASARCO Incorporated, a leading producer of nonferrous metals. Mr. Osborne received an A.B. in economics from Princeton University. He joined ASARCO in 1975 as Vice President of Finance and Chief Financial Officer. Mr. Osborne was elected a Director of ASARCO in 1976, Executive Vice President in 1977, President in 1982, and Chairman and Chief Executive Officer, in addition to President, in 1995. He relinquished the title of President in 1998 and retired as Chairman and Chief Executive Officer in April 1999. Prior to joining ASARCO, Mr. Osborne had been Executive Vice President of Finance and Business Development at Fairchild Camera and Instrument Corporation and held various executive positions in finance, planning and management at IBM Corporation. Mr. Osborne is a former director of ASARCO and former non-executive Chairman and a director of Southern Peru Copper Corporation. He is non-executive Chairman of the Board and a director of Datawatch Corporation, Chairman of the Board and a director of Schering-Plough Corporation, and a director of NACCO Industries, Inc. and The Tinker Foundation. Mr. Osborne is also a director of the Americas Society and of the Council of the Americas. Mr. Osborne is a former Chairman and director of the National Mining Association, the Copper Development Association, the International Copper Association and the Silver Institute; and was the President and a director of the American Australian Association. He is a member of the Council on Foreign Relations and the Economic Club of New York.

ALFRED M. RANKIN, JR., age 61 — Director since April 18, 1988.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc., an operating holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a bachelor of arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in February 1989 as President and Chief Operating Officer and became President and Chief Executive Officer in May 1991. He assumed the additional title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice Chairman and Chief Operating Officer from April 1986 to February 1989. He is a director of NACCO Industries, Inc. and The Vanguard Group. He is a trustee of Cleveland Tomorrow, the Cleveland Museum of Art, the Musical Arts Association and University Hospitals of Cleveland.

JAMES R. WILSON, age 62 — Director since December 22, 1997.
Retired Chairman of the Board, President and Chief Executive Officer, Cordant Technologies Inc., a leading producer of solid propellant rocket motors, high performance fasteners used in commercial aircraft and industrial applications and components for aircraft and industrial gas turbine engines. Mr. Wilson holds a B.A. degree from the College of Wooster and an M.B.A. degree from Harvard University. Mr. Wilson assumed the position of Chairman of Cordant in October 1995 and the position of President and Chief Executive Officer in October 1993, and retired in June 2000. Mr. Wilson joined Cordant in July 1989 as Vice President and Chief Financial Officer and was named Executive Vice President in October 1992. Prior to joining Cordant in 1989, Mr. Wilson served as Chief Financial Officer for Circuit City Stores from 1987 to 1988, and as Executive Vice President and Chief Financial Officer for Fairchild Industries, Inc. from 1982 to 1987. Earlier, he held various financial management positions at Textron Inc. He is also a director of Cooper Industries, Inc. and serves as Chairman of the Board of Trustees of the College of Wooster, Wooster, Ohio.

A. THOMAS YOUNG, age 64 — Director since April 17, 1995.
Retired Executive Vice President, Lockheed Martin Corporation, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts Institute of Technology with a master’s degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management positions including Mission Director of the Project Viking Mars landing program and Director of the Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice President of Aerospace Research and Engineering, and later became Senior Vice President and President of Martin Marietta Electronics & Missiles Group and Executive Vice President. He became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin Corporation in March 1995 and retired in July of that year. Mr. Young is a director of Potomac Electric Power Company and Science Applications Informational Corp. Mr. Young is also a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics and the Royal Aeronautical Society and a member of the National Academy of Engineering.

OTHER NOMINEES

      Under our By-Laws, any shareholder entitled to vote at the Annual Meeting may make nominations for director if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2003 Annual Meeting such notice must have been received between December 16, 2002 and January 15, 2003 and for the 2004 Annual Meeting such notice must be received between December 16, 2003 and January 15, 2004. Each such notice must include:

•	the name, age, principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between the nominee and others relating to why he or she was selected as a nominee, in addition to any other information required by the SEC’s proxy regulations;

•	the proposed nominee’s written consent to serve as a director if elected;

•	the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominee; and

•	the number of shares of each class of Company stock owned by such shareholders.

      No person nominated by a shareholder is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws. We have not received any notice of additional nominees for director.

HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND

EXECUTIVE OFFICERS

      The following table contains information with respect to the number of shares of Common Stock beneficially owned by our Directors and Executive Officers as of January 31, 2003.

      The table also includes information as of January 31, 2003 with respect to the number of phantom shares credited to our non-employee Directors under our Directors’ Phantom Share Plan and Directors’ Deferred Compensation Plan and to our Executive Officers under our Long-Term Incentive Plan. Phantom shares are not outstanding and there is no voting or investment authority.

				Directors’
				Deferred	Long-Term
	Amount and Nature		Directors’	Compensation	Incentive Plan
Name of	of Beneficial	Percent of	Phantom	Plan Phantom	Phantom
Beneficial Owner	Ownership(1)(2)	Class(3)	Shares	Shares	Shares(4)

David L. Burner	1,005,328	*	—	—	164,960
Diane C. Creel	206	*	6,727	4,094	—
George A. Davidson, Jr.	5,000	*	11,142	4,094	—
Harris E. DeLoach, Jr.	1,000	*	1,064	5,569	—
James J. Glasser	2,000	*	—	4,094	—
James W. Griffith	—	*	—	668	—
John J. Grisik	207,828	*	—	—	41,150
William R. Holland	6,000	*	4,569	3,182	—
Marshall O. Larsen	633,801	*	—	—	82,503
Terrence G. Linnert	249,662	*	—	—	42,016
Douglas E. Olesen	1,053	*	7,591	6,801	—
Richard de J. Osborne	1,076	*	7,591	4,094	—
Alfred M. Rankin, Jr.	1,000	*	2,620	6,133	—
Ulrich Schmidt	180,281	*	—	—	34,768
James R. Wilson	7,692	*	6,727	10,819	—
A. Thomas Young	1,000	*	8,417	10,724	—
21 Directors and
Executive Officers
as a Group	3,002,416	2.53%	56,448	60,272	475,911

*	Less than 1%.

(1)	Includes the approximate number of shares credited to the individuals’ accounts in the Company’s Employees’ Savings Plan or similar plans of the Company’s subsidiaries. Includes shares not presently owned by the Executive Officers but which are subject to stock options exercisable within 60 days as follows: D. L. Burner, 774,789 shares; M. O. Larsen, 508,725 shares; T. G. Linnert, 200,030 shares; U. Schmidt, 162,532 shares; J. J. Grisik, 165,246 shares; and all Executive Officers as a group, 2,295,042 shares. Also includes shares of restricted stock as to which the Executive Officers have sole voting but no investment power as follows: D.L. Burner, 15,400 shares; M.O. Larsen, 10,800 shares; T.G. Linnert, 4,200 shares; U. Schmidt, 3,700 shares; J.J. Grisik, 400 shares; and all Executive Officers as a group, 45,380 shares. Excludes 161,622 shares not presently owned by Mr. Burner but which are subject to stock options exercisable within 60 days, as to which he does not have voting or investment power and disclaims beneficial ownership. All ownership is direct.

(2)	Each person has sole voting and investment power with respect to the Common Stock beneficially owned by such person, except as follows: Mr. Grisik has shared investment power with his spouse with respect to 32,926 shares; Mr. Osborne has shared voting and investment power with his spouse with respect to 1,076 shares; and all Directors and Executive Officers as a group have shared voting power with respect to 1,076 shares and shared investment power with respect to 34,002 shares.

(3)	Applicable percentage ownership is based on 117,487,583 shares of Company common stock outstanding at January 31, 2003 (excluding 14,000,000 shares held by a wholly owned subsidiary).

(4)	Phantom shares credited under the Long-Term Incentive Plan are subject to achievement of performance goals.

BENEFICIAL OWNERSHIP OF SECURITIES

      The following table contains information known to us with respect to persons who are the beneficial owner of more than 5% of our Common Stock as of January 31, 2003.

      The table does not include information regarding shares held of record, but not beneficially, by the plan trustee under the Goodrich Corporation Employees’ Savings Plan and other Goodrich defined contribution plans. Participants have the power to vote and dispose of these shares. The plan trustee is required to vote shares as to which no voting instructions have been received in proportion to how shares for which voting instructions have been received are voted. At January 31, 2003, those plans held 8,090,808, or 6.89%, of our outstanding Common Stock.

Name and Address
of Beneficial Owner	Amount	Percent of Class(1)

Barclays Global Investors, N.A. and related companies(2)	9,099,041	7.74%
45 Fremont Street
San Francisco, California 94105
AXA and related companies(3)	5,961,838	5.07%
25, avenue Matignon
75008 Paris, France

(1)	Applicable percentage ownership is based on 117,487,583 shares of Company common stock outstanding at January 31, 2003 (excluding 14,000,000 shares held by a wholly owned subsidiary).

(2)	This information is based on a Schedule 13G filed with the SEC on February 12, 2003 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, California 94105, and Barclays Global Investors Ltd., Murray House, 1 Royal Mint Court, London, England EC3N 4HH. The above described persons reported voting and dispositive power as of December 31, 2002 as follows: (a) Barclays Global Investors, N.A. reported sole voting and dispositive power as to 7,659,417 shares; (b) Barclays Global Fund Advisors reported sole voting and dispositive power as to 419,872 shares; and (c) Barclays Global Investors, Ltd. reported sole voting and dispositive power as to 1,019,752 shares.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2003 by AXA; AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10104, and the Mutuelles AXA as a group as follows: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 370, rue Saint Honore, 75001 Paris France; and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris France. The above described persons reported voting and dispositive power as of December 31, 2002 as follows: (a) AXA, AXA Financial, Inc. and the Mutuelles AXA as a group each reported no voting or dispositive power; (b) AXA Rosenberg Investment Management LLC, a subsidiary of AXA, reported sole voting power as to 216,000 shares and shared dispositive power as to 311,000 shares; (c) AXA Konzern AG, a subsidiary of AXA, reported sole voting and dispositive power as to 2,800 shares; (d) Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., reported sole voting power as to 2,527,990 shares, shared voting power as to 2,500,595 shares and sole dispositive power as to 5,631,238 shares; and (e) The Equitable Life Assurance Society of the United States, a subsidiary of AXA Financial, Inc., reported sole dispositive power as to 16,800 shares.

COMPENSATION COMMITTEE REPORT

Executive Compensation Philosophy

      The Compensation Committee and the Company are committed to the philosophy that pay should be linked to Company performance so that the interests of executives are aligned with those of shareholders.

      This philosophy is supported by the following guiding principles for the Company’s compensation programs:

•	A significant portion of pay will be dependent on the Company’s annual and long-term performance including growth in shareholder value.

•	Compensation programs will emphasize stock-based incentives in order to link shareholder and executive interests and to encourage stock ownership by executives.

•	The Company intends to provide total compensation commensurate with performance — good performance resulting in superior compensation, and poor performance resulting in below average compensation levels compared to other companies.

      The Company’s compensation program consists of three elements: annual base salary, annual cash incentive compensation and long-term incentives. To assist it in performing its duties, the Committee meets periodically with its own independent compensation consultant.

Competitive Labor Market

      The Compensation Committee establishes compensation programs, in part, on the basis of competitive factors. It considers the pay levels and practices of a group of specific companies employing executives with comparable experience and skills as well as broad-based surveys of large industrial companies. The companies reviewed individually and those included in the principal broad-based surveys include those companies comprising the different indices used in the stock price performance graph, in addition to other companies.

Base Salary

      The Company’s base salary policy is intended to insure that compensation practices are competitive within relevant industries and with major industrial companies. The Compensation Committee believes that the middle of the salary range for Company executives should be at the median base salary of comparable industrial companies. The Compensation Committee recommends to the Board of Directors the base salary for the Chairman and the Chief Executive Officer and establishes the annual base salary for other Company officers at the level of senior vice president or higher.

Incentive Compensation

      Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence Company results significantly and enhance shareholder value. The philosophy for incentive compensation plans is to provide competitive awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types—annual cash bonus and long-term incentive compensation. Generally speaking, the higher an individual’s level within the Company, the greater the percentage of his or her potential total compensation is represented by incentive compensation.

      For 2002, the Company utilized its Value Management Program as a measurement tool for evaluating its financial performance, for developing and evaluating its business plans and for incentive compensation. The primary measurements used by the Company were:

•	Relative Total Shareholder Return compared to a peer group of comparable aerospace companies (“RTSR”);

•	Total Business Return, which measures earnings before interest, taxes, depreciation and amortization (EBITDA) as well as cash flow (“TBR”); and

•	Free cash flow, which measures operating cash flow adjusted for cash payments related to special items, less capital expenditures (“Free Cash Flow”). “Special items” include merger-related and consolidation costs, certain gains or losses on the sale of businesses, results of discontinued operations, cumulative effect of change in accounting, asset impairment charges and other restructuring costs.

      The Compensation Committee believes that RTSR and TBR have historically been accurate estimators of shareholder value creation. However, the Company has undergone substantial change in its portfolio of businesses during 2001 and 2002. The Company’s Performance Materials segment was sold in 2001 and its Engineered Industrial Products segment was spun out to shareholders in 2002. The Compensation Committee has concluded that since the Company’s business results today are subject primarily to the cyclicality of the aerospace industry, certain changes should be made to the existing performance measurements.

      The Compensation Committee believes that the individual components of TBR are still good measures for shareholder value creation. For the Company’s 2003 annual incentive program, the EBITDA component will be changed slightly to earnings before interest and taxes only (“EBIT”), and the cash flow component will be maintained as Free Cash Flow at the Company level and operating cash flow at the business unit level. Two additional components will be added, however: Return on Invested Capital (“ROIC”), which we define as net income divided by the average invested capital (at the Company and business unit level) and individual and team goals. The financial components will be adjusted for special items. The individual and team goals component is being added to support the Company’s performance management process. Payouts relating to individual and team goals will be made only if threshold performance is achieved on at least two financial performance measures at the Company or business unit level, respectively.

      In a cyclical single industry, like aerospace, the Compensation Committee believes that RTSR continues to be an important shareholder performance measure, but more appropriate for the Company’s Long-Term Incentive Plan only. Additionally, ROIC (measured at the Company level) has been selected by the Compensation Committee as a performance measure for that Plan.

Annual Incentive Compensation

      An individual’s annual cash bonus target under the Company’s Management Incentive Plan is expressed as a percentage of his or her salary, with the percentages of salary increasing with the level of the job. Incentive payments can range from 0% to 200% of target, based on the level of performance against the financial objectives.

      In 2002, Mr. Burner and nine other executive officers did not participate in the Management Incentive Plan. Instead, they participated in the Senior Executive Management Incentive Plan, which is designed to meet the Federal income tax deductibility rules of the Internal Revenue Code. As required by the Code, the plan requires that any award be based upon an objective formula established at the beginning of the year. For 2002, target annual incentive awards and financial objectives under the plan were established based on the same criteria as the Management Incentive Plan. Incentive payments under the plan can range from 0% to 200% of target, based on the level of performance against the financial objectives.

      As noted above, the performance measures used in 2002 in the Company’s Management Incentive Plan and Senior Executive Management Incentive Plan were RTSR, TBR and Free Cash Flow. The plan places various weightings on these measures depending upon a participant’s role in the Company and his or her scope of responsibility. For 2002, the performance factors and weightings under these plans were as follows:

	Corporate	Segment	Segment	Group	Group	Business
Measures	Staff	COO	Staff	Presidents	Staff	Unit Staff

Company RTSR	50%	50%	30%	30%
Company TBR	25%	25%
Company Free Cash Flow	25%	25%
Segment TBR			35%		10%
Segment Free Cash Flow			35%		10%
Group TBR				35%	40%	10%
Group Free Cash Flow				35%	40%	10%
Business Unit TBR						40%
Business Unit Free Cash Flow						40%

Long-Term Incentive Compensation

      Currently, long-term incentive compensation at the Company generally consists of a performance-related plan based on a three-year measurement cycle and stock options. The Committee has also used restricted stock as a component of long-term incentive compensation in certain circumstances.

      With respect to selected senior executives, including the persons named in the Summary Compensation Table, the Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also considers its own evaluation of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Committee makes the determination of the appropriate awards, but generally considers the recommendation of management in making the specific award within the established guidelines. The Committee has available information as to the level of past awards and individual stock ownership of the executive officers. The factors considered in making the awards for the Chief Executive Officer are discussed below.

      In connection with the spin-off of EnPro Industries, Inc. in May 2002, all outstanding stock options and Long-Term Incentive Plan awards were adjusted to preserve the value of these awards after the spin-off. As part of these adjustments, for each stock option both the number of shares covered by the option and the exercise price were adjusted, and for each Long-Term Incentive Plan award the number of phantom shares covered by the award was adjusted. Throughout this proxy statement, information about stock options and Long-Term Incentive Plan Awards granted before the spin-off has been restated to reflect these adjustments.

Long-Term Incentive Plan

      The Compensation Committee adopted the Long-Term Incentive Plan in 1992, which is based on the Stock Option Plan. In 2002, the Committee granted Long-Term Incentive Plan awards to 67 executives.

      Currently, the Committee makes awards every year, based on overlapping three-year performance cycles. At the beginning of each three-year cycle, the Committee establishes the performance goals. The plan places various weightings on these measures depending upon a participant’s role in the Company and his or her scope of responsibility.

      For the 2002-2004 awards, the performance factors and weightings were as follows:

	Corporate	Segment	Segment	Group	Group	Business
Measures	Staff	COO	Staff	Presidents	Staff	Unit Staff

Company RTSR	50%	50%	30%	20%	20%	20%
Company TBR	25%	25%
Company Free Cash Flow	25%	25%
Segment TBR			35%	40%	40%	40%
Segment Operating Cash Flow			35%	40%	40%	40%

      Grants are credited as phantom Performance Shares in a book account for each participant. Each phantom Performance Share is equivalent to one share of Goodrich common stock. Participants will be entitled to a payout of shares at the end of each Plan cycle only if the threshold performance standard is met. The number of shares to be received will range from 0% to 200% of the total phantom Performance Share account (including shares credited through dividend equivalents), based on the level of performance against the above financial objectives. Awards will be paid in actual Goodrich common shares.

      Guidelines establish a target award of Performance Shares with the aggregate market value of the shares awarded based upon a percentage of salary market value depending upon the individual’s position level within the Company — the higher the position level the greater the percentage. The determination of whether to make an award is dependent upon the individual’s past performance and expectations of future performance.

      For the 2003-2005 Long-Term Incentive Plan awards, the Compensation Committee has approved using RTSR and ROIC (at the Company level), equally weighted, as performance factors.

Stock Options

      The Stock Option Plan is administered by the Compensation Committee. The Plan provides that options may not be granted at less than 100% of fair market value and that options may not be repriced. The Committee has established a target award for individuals based upon the aggregate exercise price of the options granted as a percentage of salary — the higher the salary, the greater the percentage. In 2002, the Committee granted stock options to 309 employees. Stock options granted to executive officers are immediately exercisable on the date of grant, while stock options to other employees generally vest over a three-year period.

Stock Ownership Guidelines

      The Compensation Committee has endorsed a management recommendation establishing stock ownership guidelines for participants in the Long-Term Incentive Plan at a multiple of their base salary. The multiple varies from between ..75 to 4 times salary, with the multiple increasing with one’s level within the Company. Individuals are given five years to achieve the target ownership levels.

Tax Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The Compensation Committee believes that it is generally in the Company’s best interests to comply with Section 162(m). The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company and its shareholders but which may not qualify for tax deductibility under Section 162(m).

Chief Executive Officer

      Effective January 1, 2002, the Compensation Committee recommended, and the Board of Directors set, Mr. Burner’s base salary at $1,000,000. In recommending this base salary, the Committee took into account surveys of base compensation of chief executive officers of other major industrial companies. The Committee considered his leadership and key contributions to the overall financial performance of the Company, and the Company’s progress towards achieving important strategic objectives.

      In 2002, Mr. Burner’s target annual incentive award and financial objectives under the Senior Executive Management Incentive Plan were established based on the same criteria as the Management Incentive Plan. For 2002 Mr. Burner’s target amount under the plan was 100% of base salary, and he received $500,000, or 50% of his target amount.

      In 2002, Mr. Burner received options to purchase 146,074 shares. During 2002, Mr. Burner was awarded 48,309 Performance Shares under the 2002-2004 Long-Term Incentive Plan. The performance guidelines for awards for the Chief Executive Officer and the actual performance targets are the same as for other corporate officers. The Compensation Committee and the Board of Directors used the same factors to make these awards as it did in determining the other elements of Mr. Burner’s compensation.

The Compensation Committee

James R. Wilson, Chairman
Diane C. Creel
George A. Davidson, Jr.
Harris E. DeLoach, Jr.
James J. Glasser
James W. Griffith

EXECUTIVE COMPENSATION

Summary Compensation Table

					LONG TERM COMPENSATION

		ANNUAL COMPENSATION			AWARDS		PAYOUT

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
				Compensation	Awards	Options/	Payout	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(2)	($)(3)	SARs(#)(4)	($)(5)	($)(6)

David L. Burner	2002	1,000,000	500,000	131,769	–0–	146,074	1,252,261	120,659
Chairman and	2001	950,000	41,800	163,759	429,660	146,074	–0–	198,420
Chief Executive Officer	2000	900,000	1,375,938	175,006	–0–	93,070	379,063	171,536
Marshall O. Larsen	2002	665,000	266,000	29,819	279,000	67,820	854,345	52,050
President and	2001	600,000	202,500	388,060	22,320	67,820	–0–	80,647
Chief Operating Officer	2000	570,000	721,050	383,187	–0–	78,358	194,619	71,152
Terrence G. Linnert	2002	415,000	134,875	27,812	–0–	36,519	314,444	63,600
Executive Vice President,	2001	400,000	11,440	24,430	117,180	36,519	–0–	88,044
Human Resources and	2000	359,937	394,800	340,502	–0–	40,587	50,679	77,814
Administration, and
General Counsel
Ulrich Schmidt	2002	400,000	130,000	18,005	–0–	36,519	65,926	25,623
Executive Vice President	2001	350,000	10,010	17,680	103,230	36,519	–0–	33,021
and Chief Financial	2000	282,500	227,014	168,662	–0–	14,711	20,421	27,636
Officer
John J. Grisik(1)	2002	395,000	298,454	24,979	-0-	34,641	296,423	61,655
Vice President and
Segment President,
Airframe Systems

(1)	Mr. Grisik became an executive officer in February 2002.

(2)	Represents reimbursement for (i) payment of taxes relating to personal benefits and (ii) personal benefits, if such benefits were equal to or more than $50,000 or 10% of an officer’s salary and bonus.

The 2002 amount for Mr. Burner includes $39,364 for personal use of corporate aircraft.

The 2001 amount for Mr. Burner includes $66,839 for personal use of corporate aircraft. The 2001 amount shown for Mr. Larsen includes $162,423 for moving and relocation expenses.

The 2000 amounts shown for Messrs. Burner, Larsen, Schmidt and Linnert include $38,470, $154,263, $150,166 and $90,272, respectively, for moving and relocation expenses.

(3)	The 2002 amount for Mr. Larsen represents the value as of the date of grant (February 19, 2002) of a special restricted stock award with a three-year vesting period. The 2001 amounts represent the value as of the date of grant (February 19, 2002) of discretionary annual incentive compensation awards earned in 2001 that were paid in restricted stock with a three-year vesting period. Dividends are paid on restricted stock as and when dividends are paid on Goodrich common stock.

The number and market value of shares of restricted stock held by these persons as of December 31, 2002 (based on a closing price of $18.32 per share on December 31, 2002) were: D.L. Burner (15,400 and $282,128); M.O. Larsen (10,800 and $197,856); T.G. Linnert (4,200 and $76,944); U. Schmidt (3,700 and $67,784); and J.J. Grisik (400 and $7,328).

(4)	The securities underlying options/SARs reflect adjustments due to the spin-off of EnPro Industries, Inc.

(5)	LTIP payouts for 2002 represent the fair market value of the Goodrich common stock issued in connection with the payout of the 2000-2001 Long-Term Incentive Plan. LTIP payouts for 2000 represent the fair market value of the termination and pro rata early payout of performance shares under the 1998 — 2000 Long-Term Incentive Plan and 1999 — 2001 Long-Term Incentive Plan, which was made in connection with the transition of our compensation programs to Value Management performance measures.

(6)	Includes for 2002: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: D. L. Burner, $64,883; M. O. Larsen, $52,050; T. G. Linnert, $26,701; U. Schmidt, $25,623; and J. J. Grisik, $34,782; and (b) premiums paid by the Company on behalf of the named individuals pursuant to the Company’s “split dollar” insurance program in the following amounts: D. L. Burner, $55,776; T. G. Linnert, $36,899; and J. J. Grisik, $26,873.

Includes for 2001: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: D. L. Burner, $141,681; M. O. Larsen, $80,647; T. G. Linnert, $48,488; and U. Schmidt, $33,021; and (b) premiums paid by the Company on behalf of the named individuals pursuant to the Company’s “split dollar” insurance program in the following amounts: D. L. Burner, $56,739; and T. G. Linnert, $39,556.

Includes for 2000: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: D. L. Burner, $113,970; M. O. Larsen, $71,152; T. G. Linnert, $38,258; and U. Schmidt, $27,636; and (b) premiums paid by the Company on behalf of the named individuals pursuant to the Company’s “split dollar” insurance program in the following amounts: D. L. Burner, $57,566; and T. G. Linnert, $39,556.

Option/SAR Grants in Last Fiscal Year

	Individual Grants

	Number of				Potential Realizable Value at Assumed
	Securities	% of Total			Annual Rates of Stock Price Appreciation
	Underlying	Options/SARs			for
	Options/SARs	Granted to	Exercise or		Option Term
	Granted	Employees in	Base Price	Expiration
Name	(# of Shares)	Fiscal Year	($/Sh)	Date	0% ($)	5% ($)	10% ($)

D. L. Burner	146,074	7.32	25.10	1/1/12	–0–	2,306,202	5,840,667
M. O. Larsen	67,820	3.40	25.10	1/1/12	–0–	1,070,735	2,711,735
T.G. Linnert	36,519	1.83	25.10	1/1/12	–0–	576,558	1,460,187
U. Schmidt	36,519	1.83	25.10	1/1/12	–0–	576,558	1,460,187
J. J. Grisik	34,641	1.73	25.10	1/1/12	–0–	546,909	1,385,096
All Shareholders	N/A	N/A	N/A	N/A	–0–	1,348,933,652	3,416,297,786
All Optionees	1,996,715	100	25.10	1/1/12	–0–	31,523,937	79,837,252
Optionee Gain as % of all Shareholder Gain(1)	N/A	N/A	N/A	N/A	–0–	2.34%	2.34%

(1)	Based on a closing price of $18.32 per share on December 31, 2002 and a total of 117,061,605 shares of Common Stock outstanding (excluding 14,000,000 shares held by a wholly owned subsidiary).

     All options were granted with an exercise price equal to 100% of the Fair Market Value (as defined in the plan) on the date of grant. All share amounts and exercise prices reflect adjustments due to the spin-off of EnPro Industries, Inc.

      The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

      The options granted to the named individuals were immediately exercisable and were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60 day period following a “change in control”, which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations are approved by our shareholders where the existing shareholders will not retain at least 70% of the voting securities of the surviving entity.

Aggregated Option/SAR Exercises In Last Fiscal Year And FY-End Option/SAR Values

Number of
Securities
			Underlying	Value of
			Unexercised	Unexercised
			Options/SARs	In-the-Money
			at FY-End	Options/SARs
			(# of Shares)(1)	at FY-End($)(2)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	On Exercise(#)	($)	Unexercisable	Unexercisable

D. L. Burner	-0-	-0-	599,006/0	0/0
M. O. Larsen	-0-	-0-	414,536/0	0/0
T. G. Linnert	-0-	-0-	157,030/0	0/0
U. Schmidt	-0-	-0-	121,032/0	0/0
J. J. Grisik	-0-	-0-	125,246/31,156	0/0

(1)	All share amounts reflect adjustments due to the spin-off of EnPro Industries, Inc.

(2)	Based on a closing price per share of $18.32 on December 31, 2002.

Long Term Incentive Plans—Awards In Last Fiscal Year

		Performance	Estimated Future Payouts Under
	Number of	or Other	Non-Stock Price-Based Plans(2)
	Shares, Units	Period Until
	Or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)(1)	Payout	# Shares	# Shares	# Shares

D. L. Burner	48,309	3 years	-0-	48,309	96,617
M. O. Larsen	23,685	3 years	-0-	23,685	47,370
T. G. Linnert	11,582	3 years	-0-	11,582	23,163
U. Schmidt	11,582	3 years	-0-	11,582	23,163
J. J. Grisik	10,538	3 years	-0-	10,538	21,076

(1)	All share amounts reflect adjustments due to the spin-off of EnPro Industries, Inc.

(2)	The plan provides that payouts will be based on the Company’s Relative Total Shareholder Return, Company and segment Total Business Return and Company and segment Free Cash Flow over the performance period indicated. At the end of the performance period, each participant will earn actual shares (less applicable tax withholding) only if the threshold performance standard is met. The number of shares to be received will range from 0% to 200% of the total phantom Performance Share account (including shares credited through dividend equivalents), based on the level of performance against the financial objectives. Awards have been adjusted to reflect the spin-off of EnPro Industries, Inc.

Retirement Pensions

      We have in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by us and contributions by the employee, if any, made prior to 1972. The plan is not available to Directors other than those who are employees. The amount of an employee’s pension depends on a number of factors including Final Average Earnings (“FAE”) for the highest 48 consecutive months of an employee’s earnings and years of credited service to the Company.

      The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. The current plan formula, which became effective as of January 1, 1989, generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition employees hired prior to January 1, 1990, may receive an additional pension credit of up to 4 years. Benefits become vested after five years of service.

      The chart does not include amounts payable to Messrs. Burner, Larsen, Linnert, Schmidt and Grisik under a non-qualified supplemental plan that is funded in part with life insurance policies. Under this non-qualified plan, the executives earn an additional benefit equal to 1.6 percent of FAE for each of their first 15 years with the Company. As of December 31, 2002, the accrued additional benefits per year were as follows: D. L. Burner, $427,949; M.O. Larsen, $121,125; T. G. Linnert, $50,223; U. Schmidt, $16,793; and J. J. Grisik, $31,073.

PENSION PLAN TABLE

Final	Years of Credited Service
Average
Earnings	5	10	15	20	30	40

250,000	$19,011	$38,021	$57,032	$76,043	$114,064	$147,450
300,000	$23,011	$46,021	$69,032	$92,043	$138,064	$178,325
350,000	$27,011	$54,021	$81,032	$108,043	$162,064	$209,200
400,000	$31,011	$62,021	$93,032	$124,043	$186,064	$240,075
450,000	$35,011	$70,021	$105,032	$140,043	$210,064	$270,950
500,000	$39,011	$78,021	$117,032	$156,043	$234,064	$301,825
600,000	$47,011	$94,021	$141,032	$188,043	$282,064	$363,575
700,000	$55,011	$110,021	$165,032	$220,043	$330,064	$425,325
800,000	$63,011	$126,021	$189,032	$252,043	$378,064	$487,075
900,000	$71,011	$142,021	$213,032	$284,043	$426,064	$548,825
1,000,000	$79,011	$158,021	$237,032	$316,043	$474,064	$610,575
1,100,000	$87,011	$174,021	$261,032	$348,043	$522,064	$672,325
1,200,000	$95,011	$190,021	$285,032	$380,043	$570,064	$734,075
1,300,000	$103,011	$206,021	$309,032	$412,043	$618,064	$795,825
1,400,000	$111,011	$222,021	$333,032	$444,043	$666,064	$857,575
1,500,000	$119,011	$238,021	$357,032	$476,043	$714,064	$919,325
1,600,000	$127,011	$254,021	$381,032	$508,043	$762,064	$981,075
1,700,000	$135,011	$270,021	$405,032	$540,043	$810,064	$1,042,825
1,800,000	$143,011	$286,021	$429,032	$572,043	$858,064	$1,104,575

(1)	FAE includes salary, certain incentive payments including annual cash bonuses and restricted stock awards in lieu of cash bonuses, but excludes awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 2002, FAE for Messrs. Burner, Larsen, Linnert, Schmidt and Grisik were as follows: D. L. Burner, $1,783,121; M. O. Larsen, $1,068,754; T. G. Linnert, $608,187; U. Schmidt, $466,459; and J. J. Grisik, $597,169.

(2)	In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available “survivor options,” which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3)	As of December 31, 2002, Messrs. Burner, Larsen, Linnert, Schmidt and Grisik had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): D. L. Burner, 23 years, 8 months; M. O. Larsen, 24 years, 0 months; T. G. Linnert, 5 years, 2 months; U. Schmidt, 8 years, 6 months; and J. J. Grisik, 11 years, 0 months.

(4)	Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.

Compensation and Benefits Arrangements with Mr. Burner

      In accordance with its management succession plan, the Board of Directors intends to elect Marshall O. Larsen as Chief Executive Officer at its April 15, 2003 meeting. The Board of Directors intends to elect Mr. Larsen to the position of Chairman of the Board at its October 2003 meeting, at which time David L. Burner will resign his position as a member of the Board of Directors. Mr. Burner will continue to be employed by us until his retirement on April 30, 2004.

      The Board of Directors has informed Mr. Burner of his compensation and benefits arrangements for the period beginning January 1, 2003 through his retirement on April 30, 2004. During this time period, Mr. Burner’s compensation and benefits will remain at 2002 levels. However, he will not be eligible to receive stock option and long-term incentive plan awards in 2004. We will provide him with office space and administrative support outside our headquarters for a period of three years after his retirement.

Management Continuity Agreements

      In 1984 we first entered into management continuity agreements (the “Agreements”) with certain employees, which include all of the executive officers named in the Summary Compensation Table. Presently there are 19 Agreements in effect.

      The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Agreements are not ordinary employment agreements and do not provide any assurance of continued employment unless there is a “change in control.” They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases.

      If we or our successor terminate the individual’s employment for reasons other than “cause” or the individual voluntarily terminates his or her employment for a “good reason” (in each case as defined in the Agreements), the individual would be entitled to:

•	a lump sum cash payment equal to one-twelfth of the individual’s annualized base salary in effect immediately prior to termination, multiplied by the number of months in such individual’s Payment Period. As used in the Agreement, “Payment Period” means 36 months in the case of Messrs. Burner, Larsen, Linnert, Schmidt and Grisik and seven other individuals and 24 months in the case of the other seven individuals;

•	a lump sum cash payment equal to one-twelfth of the greater of the individual’s most recent annual bonus or the individual’s “target incentive amount” under our management incentive program, multiplied by a factor equal to the number of months in the individual’s Payment Period;

•	an accelerated payout of outstanding awards under our Long-Term Incentive Plans;

•	continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements during the Payment Period;

•	a cash payment equal to the sum of the number of stock options in the last annual grant of stock options by us to the individual, multiplied by the number of years in the Payment Period, multiplied by the calculated market value of our Common Stock on the date of the stock option grant, multiplied by a factor used by us in valuing fully vested stock options with a 10-year life in our most recent Annual Report on Form 10-K for options held by senior executives pursuant to the Black-Scholes method of valuing stock options, or, if such valuation was not made in the Form 10-K, then under the Black-Scholes method assuming options would be outstanding for 10 years; and

•	in addition to the benefits to which the individual is entitled under the retirement plans or programs in which he or she participates, a lump sum cash payment at retirement in an amount equal to the actuarial equivalent of the retirement pension to which the individual would have been entitled under the terms of such retirement plans or programs had the individual accumulated additional years of continuous service under such plans equal in length to the Payment Period.

      The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.

Indebtedness

      In connection with the relocation of our corporate and aerospace segment headquarters to Charlotte, North Carolina in 1999, we established a real estate loan program to assist relocating executives. Under this program, an executive could obtain a no-interest loan from us, the proceeds of which would be used solely for the construction of a new principal residence. The loans were secured by a first priority lien on the new residence and payable in full on demand and, in any event, not later than 30 days after the executive obtained a certificate of occupancy for the new residence. Two of our executive officers (Messrs. Larsen and Huggins) participated in this program in 2002. Both of those loans were repaid in full in 2002.

      The following table sets forth information regarding these loans.

	Largest Aggregate
	Amount Outstanding
	At Any Time	Principal Balance
Name	During 2002 ($)	at February 28, 2003 ($)

M. O. Larsen	411,383	-0-
S. R. Huggins	219,454	-0-

Executive Stock Purchase Program

      In September 2001 we adopted an Executive Stock Purchase Program (the “Program”) to encourage direct, long-term ownership of our common stock by our senior executives. Under the Program, the executives may use the proceeds of personal full-recourse bank loans to purchase our common stock in open market or negotiated transactions with independent parties. The loans have a five-year maturity and bear interest at a rate equal to the London Interbank Offered Rate for one month U.S. Dollar deposits (“LIBOR”) plus 0.50%. We have agreed to guarantee the loans in the event of default, but have recourse to the executives if we incur a loss under the guarantee. Participants in the Program are fully liable for any losses, as well as for the repayment of the loans when they come due. Seven of our ten executive officers and five other present or former officers participated in the Program in 2002.

      The Program was suspended effective August 16, 2002, and no further loans may be made under the Program.

      The following table sets forth information regarding these loans.

	Largest Aggregate
	Amount Outstanding
	At Any Time	Principal Balance
Name	During 2002 ($)	at February 28, 2003 ($)

D. L. Burner	3,000,000	3,000,000
M. O. Larsen	1,335,974	1,335,974
T. G. Linnert	562,514	562,514
S. R. Huggins	1,991,219	1,991,219
J. S. Lee	363,403	363,403
J. J. Carmola	151,680	151,680
J. J. Grisik	185,988	185,988
All other present or former officers (5)	1,757,512	1,757,512

Total	9,348,290	9,348,290

CUMULATIVE TOTAL SHAREHOLDER PERFORMANCE GRAPH

      Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for the Common Stock with the similar returns for the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Aerospace & Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 1997 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days which are the last trading days of calendar years 1997 through 2002. Past performance is not necessarily indicative of future performance.

	Base
	Period
Company/Index	Dec97	Dec98	Dec99	Dec00	Dec01	Dec02

GOODRICH CORP	100	88.94	70.52	96.27	72.85	54.34
S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10
S&P 500 AEROSPACE & DEFENSE	100	95.71	97.35	122.05	100.41	95.25

GOVERNANCE OF THE COMPANY

      Pursuant to the New York Business Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without management participation.

Corporate Governance

      Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. In 1995 our Board adopted its Guidelines on Governance, which address a number of important governance issues including director independence, qualifications for Board membership, mandatory retirement, Board self-assessment and succession planning. In addition, our Board of Directors has for many years had in place formal charters setting forth the powers and responsibilities of each of its committees.

      We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the proposed New York Stock Exchange listing standards regarding corporate governance policies and processes. We believe that our Guidelines on Governance and committee charters already meet many of the proposed requirements. Our Board of Directors intends to amend, to the extent necessary, its governance documents once final rules have been adopted.

Board of Directors

      In accordance with our Bylaws, our Board of Directors has set the number of Directors at thirteen. Eleven of our thirteen Directors are non-employee Directors. We believe that a substantial majority of our Directors are “independent” directors, with independence being defined in a manner consistent with listing standards recently proposed by the New York Stock Exchange.

      Our Board of Directors held 11 meetings in 2002. All Directors attended more than 75% of the aggregate total number of meetings held in 2002 by the Board of Directors and the committees of the Board of Directors on which they served.

Board Committees

      The Board of Directors has an Audit Review Committee, a Committee on Governance, a Compensation Committee and a Financial Policy Committee. All of the members of the Audit Review Committee are “independent,” as defined by the rules of the New York Stock Exchange. The Board has established formal written charters for each of these committees.

      The Board also has an Executive Committee, consisting of: David L. Burner, Chairman; James J. Glasser; and Alfred M. Rankin, Jr. This committee did not meet in 2002. The Executive Committee may exercise all of the powers of the Board of Directors, so far as they may be legally delegated, when the Board is not in session.

      Audit Review Committee. The members of the Audit Review Committee as of the date of this proxy statement are: Richard de J. Osborne, Chairman; Harris E. DeLoach, Jr.; James W. Griffith; Douglas E. Olesen; Alfred M. Rankin, Jr.; and A. Thomas Young. This committee held eight meetings in 2002. The Audit Review Committee:

•	considers the selection and recommends to the Board of Directors not later than at its meeting in February each year a firm of certified public accountants to be appointed as our independent auditors for our then current fiscal year;

•	evaluates together with the Board of Directors the performance of the independent auditors and, if so determined by the Audit Review Committee, recommends that the Board replace the independent auditors;

•	oversees independence of the independent auditors by:

•	receiving from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and us consistent with generally accepted auditing standards;

•	reviewing and actively discussing with the Board of Directors, if necessary, and the independent auditors, on an annual basis, any disclosed relationships or services between the independent auditors and us or any other disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and

•	recommending, if necessary, that the Board of Directors take certain actions to satisfy itself of the auditors’ independence;

•	reviews with the independent auditors and our chief audit executive the scopes of the audits and the results of the audit examinations by the independent auditors and our chief audit executive with respect to our current fiscal year;

•	reviews with management and the independent auditors our annual financial statements, including a discussion with the independent auditors of the matters required to be discussed by generally accepted auditing standards;

•	reviews with management and the independent auditors our quarterly financial statements prior to the filing of our Quarterly Report on Form 10-Q, including a discussion with the independent auditors of the matters required to be discussed by generally accepted auditing standards. The Chairman of the Audit Review Committee may represent the entire Audit Review Committee for purposes of this review;

•	reviews the system of internal controls with the independent auditors, our chief audit executive and other financial officers and our General Counsel; and

•	on at least an annual basis, reviews with our General Counsel any legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies.

      While the Audit Review Committee has the powers and responsibilities set forth in its charter, it is not the responsibility of the Audit Review Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in compliance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Likewise, it is not the responsibility of the Audit Review Committee to conduct investigations, resolve disputes, if any, between management and the independent auditors or to assure compliance with laws and regulations or our legal and ethical compliance policies.

      Committee On Governance. The members of the Committee on Governance as of the date of this proxy statement are: James J. Glasser, Chairman; William R. Holland; Richard de J. Osborne; and James R. Wilson. This committee held three meetings in 2002. The Committee on Governance:

•	recommends candidates for our Board of Directors;

•	reviews annually the tenure of each Director; and

•	considers the size and composition of the Board, the ratio of non-employee to employee Directors, compensation and retirement of Directors, frequency and format of Board meetings, Committee structure, service on Committees and management succession planning.

      All candidates for Director are considered and selected strictly on the basis of their ability to contribute to the deliberations of the Board of Directors. Shareholders wishing to recommend candidates for the Board may submit the names of such candidates, together with any desired supporting information, to our Secretary. This information is made available to the Committee on Governance to assist it in fulfilling its duties in this area.

      Compensation Committee. The members of the Compensation Committee as of the date of this proxy statement are: James R. Wilson, Chairman; Diane C. Creel; George A. Davidson, Jr., Harris E. DeLoach, Jr.; James J. Glasser and James W. Griffith. This committee held seven meetings in 2002. The Compensation Committee:

•	reviews and recommends to the Board of Directors the adoption or amendment of the various compensation and benefit plans and programs maintained for the Officers and other key employees, including any stock option or incentive compensation plans;

•	reviews and approves specific matters which are consistent with such plans and programs;

•	reviews and approves certain compensation and benefit arrangements for senior management;

•	approves the terms and conditions of awards under the Stock Option Plan within the limits in the Plan;

•	makes awards under the Stock Option Plan and the Long-Term Incentive Plan; and

•	establishes the annual merit salary increase budget for corporate staff executives, reviews and approves compensation for individuals holding the offices of Senior Vice President and above and reviews and recommends to the Board of Directors for approval the compensation for the Chief Executive Officer.

      Financial Policy Committee. The members of the Financial Policy Committee as of the date of this proxy statement are: William R. Holland, Chairman; Diane C. Creel; George A. Davidson, Jr.; Douglas E. Olesen; Alfred M. Rankin, Jr.; and A. Thomas Young. This committee held six meetings in 2002. The Financial Policy Committee:

•	reviews the policies underlying our financial plan to ensure its adequacy and soundness in providing for our capital plans;

•	reviews and makes recommendations concerning the establishment and maintenance of our dividend policy;

•	reviews, prior to action by the Board, our proposed major financing activities or acquisitions;

•	authorizes certain actions with respect to our debt or preferred stock; and

•	authorizes policies and procedures with respect to our short-term investments.

Compensation of Directors

      During 2002 each of our non-employee Directors received fixed compensation for serving as a Director at the rate of $50,000 per year, plus $1,000 for each Board and Board Committee meeting attended, except that the chairperson of a Committee received $2,000 for each meeting of that Committee attended. Effective January 1, 2003, the meeting fees were increased to $1,500 and $2,500, respectively. Employee Directors receive no additional compensation for Board service.

      Under our Directors’ Deferred Compensation Plan, one half of the fixed compensation is deferred into a phantom Goodrich share account and is paid out in shares of Common Stock following termination of service as a Director. Dividends which would be earned on the phantom share account are credited to the account in additional phantom shares. Directors may elect to defer a portion or all of the remaining fixed compensation and meeting fees into the phantom share account. The Board believes that a portion of Director compensation should be based on Common Stock similar to executive compensation. This should more closely align the financial interests of Directors with the financial interests of shareholders.

      In September 1995, the Board of Directors replaced the existing cash retirement plan for Directors with a new Directors’ Phantom Share Plan. Under the terms of the plan, outside Directors receive annual grants of phantom shares equal in value to the current annual retainer for up to ten years. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares become fully vested at the earlier of five years from the date of grant, the Director’s termination of Board service after age 55, or upon a change in control of the Company as defined in our Stock Option Plan. Following termination of service as a

Director, the cash value of the vested number of phantom shares will be paid to each Director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of the Common Stock.

      The former cash retirement plan provided upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any non-employee Director would be entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten.

      Transitional provisions have been provided between the old cash retirement plan and the new Directors’ Phantom Share Plan based on a Director’s years of service as of September 1995. Directors with more than ten years of service at that date will continue to be eligible under the old plan but will not receive any phantom shares under the new plan. Outside Directors with at least five but less than ten years service at that date will continue to be eligible to receive benefits under the old plan with respect to their accrued benefits through the date of the adoption of the Directors’ Phantom Share Plan and will receive annual grants of phantom shares through their tenth year. Outside Directors with less than five years of service at that date will receive no benefits under the old plan, but received initial grants of phantom shares equal to the current annual cash retainer times the number of completed years of service and will thereafter receive annual grants of phantom shares up to an aggregate of ten years. Retired Directors will continue to receive their retirement benefits.

      Non-employee Directors are reimbursed for actual expenses to attend meetings. We also maintain $275,000 in business travel accident insurance coverage for each of our non-employee Directors.

Insurance

      As authorized by Section 726 of the Business Corporation Law of the State of New York and our By-Laws, we have purchased insurance providing indemnification for the Company and its subsidiaries as well as their directors and officers. The insurance is part of a package which includes employment practices, fiduciary and crime insurance coverage. The insurance coverage was written by XL Capital, The Hartford, Royal & Sun Alliance, St. Paul Fire and Marine, Zurich American Insurance, Starr Express and Kemper Insurance Company, commencing June 19, 2001, for a three-year period, at a total premium cost of $2,861,000.

Consulting Agreement with Mr. Holland

      William R. Holland, one of our directors, agreed to serve as the non-executive chairman of EnPro Industries, Inc. following the spin-off of that company to our shareholders on May 31, 2002. We and EnPro entered into a consulting agreement with Mr. Holland for the additional time required of him in connection with the spin-off. Under the agreement, Mr. Holland was paid a monthly consulting fee of $36,000 for the period of March 1 through June 30, 2002 (when activity relating to the spin-off was at its peak) and $15,000 per month beginning in July 2002. We were responsible for payment of and paid all consulting fees relating to services provided prior to the spin-off date, which amounted to $108,000. EnPro is responsible for payment of all consulting fees relating to services provided on or after the spin-off date. The Agreement terminates April 30, 2003. During the term of the agreement, Mr. Holland will also be compensated for his services as a Goodrich director. See “Compensation of Directors”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of such reports and representations from our directors and executive officers, we believe that during 2002 all such reports were filed on a timely basis.

AUDIT REVIEW COMMITTEE REPORT

      The Audit Review Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls.

      In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The independent auditors discussed with the Committee the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      In addition, the Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and discussed with the independent auditors the auditor’s independence from the Company and its management. The Committee also considered whether the provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the appointment of the Company’s independent auditors.

The Audit Review Committee

Richard de J. Osborne, Chairman
Harris E. DeLoach, Jr.
James W. Griffith
Douglas E. Olesen
Alfred M. Rankin, Jr.
A. Thomas Young

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Review Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to audit our accounts with respect to our operations for the year 2003 and to perform such other services as may be required. Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.

      Representatives of the firm of Ernst & Young LLP, our auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Audit Fees

      Ernst & Young LLP’s aggregate fees billed for 2002 and 2001 for professional services rendered by them for the audit of our financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by them in connection with statutory and regulatory filings or engagements for those years were:

2002 — $4.0 million	2001 — $4.1 million

Audit-Related Fees

      Ernst & Young LLP’s aggregate fees billed for 2002 and 2001 for assurance and related services by them that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above were:

2002 — $2.1 million	2001 — $1.0 million

Audit-related fees included fees for divestiture and acquisition assistance, employee benefit plan audits, and accounting consultation.

Tax Fees

      Ernst & Young LLP’s aggregate fees billed for 2002 and 2001 for professional services rendered by them for tax compliance, tax advice and tax planning were:

2002 — $3.9 million	2001 — $1.8 million

Tax fees included fees for divestiture and acquisition assistance, international tax planning, domestic and foreign tax compliance, and global expatriate services.

All Other Fees

      Ernst & Young LLP did not bill us in 2002 and 2001 for fees related to products and services, other than those reported above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Vote Required

      Ratification of the appointment of independent auditors will be decided by a majority of the votes cast “for” or “against” the proposal at this meeting.

      The Board of Directors recommends that you vote FOR ratifying this appointment.

OTHER MATTERS

      The Board knows of no other matters that may properly be presented to the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

SHAREHOLDER PROPOSALS

      Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement for presentation at the 2004 Annual Meeting, the proposal must be received by us, attention: Office of the Secretary, at our principal executive offices by November 6, 2003. We suggest that such proposals be sent by certified mail, return receipt requested.

      Under our By-Laws, any shareholder entitled to vote at the 2004 Annual Meeting may bring business before the meeting if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2004 Annual Meeting such notice must be received between December 16, 2003 and January 15, 2004. Each such notice must include:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal;

•	the number of shares of each class of Company stock owned by such shareholders; and

•	any material interest of such shareholders in such proposal.

      See Appendix A for the full text of the relevant section of the By-Laws.

      This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

By Order of the Board of Directors

Alexander C. Schoch
Secretary

Dated March 6, 2003

PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A

BY-LAWS

ARTICLE I, SECTION 10

      SECTION 10. (A) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

      (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.

      (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

      (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting

A-1

and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

      (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

      (2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

A-2

March 6, 2003

To our Shareholders:

The Annual Meeting of Shareholders will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on Tuesday, April 15, 2003, at 10:00 A.M.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2002 annual report electronically at our website, www.goodrich.com.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors and the proposal to ratify the appointment of Ernst & Young LLP as independent auditors. The voting results from the Annual Meeting of Shareholders will be posted on our website, www.goodrich.com on April 16.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Sincerely,

/s/ David L. Burner

David L. Burner
Chairman and
Chief Executive Officer

GOODRICH CORPORATION
P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby authorizes David L. Burner and Alexander C. Schoch, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of GOODRICH CORPORATION which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 15, 2003, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.

     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR Proposals 1 and 2.

     This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Company’s Dividend Reinvestment Plan, and will be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan and certain other plans as listed on page 1 of the proxy statement.

     Please sign on the reverse side of this card and return it promptly in the enclosed return envelope to The Bank of New York, Proxy Department, New York, NY 10203.

GOODRICH CORPORATION P.O. BOX 11054 NEW YORK, N.Y. 10203-0054

(Continued, and to be signed and dated, on reverse side.)

Two New Ways to Vote our Proxy VOTE BY TELEPHONE OR INTERNET 24 Hours a Day -7 Days a Week It’s Fast and Convenient

TELEPHONE			INTERNET			MAIL
1-888-216-1364			https://www.proxyvotenow.com/grc
•	Use any touch-tone telephone.		•	Go to the website address listed above.		•	Mark, sign and date your proxy card.
•	Have your Proxy Form in hand.	OR	•	Have your Proxy Form in hand.	OR	•	Detach card from Proxy Form.
•	Enter the Control Number located in the box below.		•	Enter the Control Number, located in the box below.		•	Return the card in the postage-paid envelope provided.
•	Follow the simple recorded instructions.		•	Follow the simple instructions.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy
1-888-216-1364 CALL TOLL-FREE TO VOTE

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

GOODRICH’S PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON GOODRICH’S WEBSITE: http://www.goodrich.com

•    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE TELEPHONE OR INTERNET    •

☐	Sign, Date and Return this Voting Instruction Card Promptly Using the Enclosed Envelope	☒ Votes MUST be indicated (x) in Black or Blue ink

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

     1.     ELECTION OF DIRECTORS

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	To include any comments, please mark this box.	☐
						To change your address, please mark this box.	☐

01 – David L. Burner, 02 – Diane C. Creel, 03 – George A. Davidson, Jr., 04 – Harris E. DeLoach, Jr.,
05 – James J. Glasser, 06 – James W. Griffith, 07 – William R. Holland, 08 – Marshall O. Larsen, 09 – Douglas E. Olesen,
10 – Richard de J. Osborne, 11 – Alfred M. Rankin, Jr., 12 – James R. Wilson and 13 – A. Thomas Young.
INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions”
box and write that nominee’s name on the space provided below.						If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box.	☐
*EXCEPTIONS

		FOR	AGAINST	ABSTAIN	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
2.	Approval of Ernst & Young LLP as auditors	☐	☐	☐

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.
Date	Share Owner sign here	Co-Owner sign here